                                                                    Exhibit 23.2

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


        We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-62891 and No. 333-86161) of Amkor Technology, Inc. of our following reports which are incorporated by reference into the Current Report on Form 8-K of Amkor Technology, Inc.:

        - dated February 28, 2000 relating to the consolidated financial statements of Anam Semiconductor, Inc. and its subsidiaries;

        - dated January 25, 2000, except as to Note 14, which is as of February 28, 2000, relating to the financial statements of the Seongsu, Pucheon and Pupyong Packaging Business of Anam Semiconductor, Inc.; and

        - dated January 15, 2000 relating to the financial statements of the Amkor Technology Korea, Inc.

/s/ SAMIL ACCOUNTING CORPORATION
------------------------------------


Seoul, Korea
May 10, 2000